Exhibit 10.4

Severance Plan for
Elected and Appointed Officers of
Northrop Grumman Corporation
As amended and restated effective July 20, 2012

1.Purpose of Plan. The purpose of the Plan is to provide severance benefits for eligible elected and appointed officers of Northrop Grumman Corporation who reside and work in the United States. The terms of this amended and restated Plan are effective as of July 20, 2012.
2.    Definitions. The terms defined in this section shall have the meaning given below:

(a)	“Committee” means the Compensation Committee of the Board of Directors of the Company or any successor to the Committee.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Company” means Northrop Grumman Corporation.

(d)	“CPC” means the Corporate Policy Council.

(e)	“Disability” means any disability of an Officer recognized as a disability for purposes of the Company’s long-term disability plan, or similar plan later adopted by the Company in place of such plan.

(f)
“Key Employee” means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) of the Company or its affiliate (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Officers are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

(g)	“Officer” means an elected or appointed officer of Northrop Grumman Corporation, other than the Company’s Chief Executive Officer, who resides and works in the United States.

(h)	“Plan” means this Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation, as it may be amended from time to time.

(i)
“Qualifying Termination” means any one of the following (i) an Officer’s involuntary termination of employment with the Company, other than Termination for Cause or mandatory retirement, or (ii) an Officer’s election to terminate employment with the Company in lieu of accepting a downgrade to a non-Officer position or status. “Qualifying Termination” does not include any change in the Officer’s employment status due to any transfer within the Company or to an affiliate, or to a purchaser of assets or a portion of the business of the Company or an affiliate in connection with the purchase, Disability, voluntary termination or normal retirement.

(j)	“Release” means the Company’s Confidential Separation Agreement and General Release as in effect at the time of the Officer’s termination of employment.

(k)	“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

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(l)	“Termination for Cause” means an Officer’s termination of employment with the Company because of:

(i)
The continued failure by the Officer to devote reasonable time and effort to the performance of his duties (other than a failure resulting from the Officer’s incapacity due to physical or mental illness) after written demand for improved performance has been delivered to the Officer by the Company which specifically identifies how the Officer has not devoted reasonable time and effort to the performance of his duties;

(ii)	The willful engaging by Officer in misconduct which is substantially injurious to the Company, monetarily or otherwise; or

(iii)	The Officer’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability).
A Termination for Cause shall not include a termination attributable to:

(i)	Bad judgment or negligence on the part of the Officer other than habitual negligence; or

(ii)	An act or omission believed by the Officer in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Officer to be lawful.
3.    Eligibility Requirements.

(a)	Benefits under the Plan are subject to the Company’s sole discretion and approval.

(b)	To be considered to receive benefits under the Plan an Officer must meet the following conditions:

(i)
The Officer must experience a Qualifying Termination that results in termination of employment. If, before termination of employment occurs due to the Qualifying Termination event, the Officer voluntarily quits, retires, or experiences a Termination for Cause, the Officer will not receive benefits under this Plan.

(ii)
The Officer must sign the Release. The Company’s current Confidential Separation Agreement and General Release is attached hereto as Exhibit A, however the Company may amend and make changes to this agreement at any time (with such amendments including, without limitation, any amendments that the Company may determine to be necessary or advisable to help ensure that the agreement is enforceable to the fullest extent permissible under applicable law at the time of the Officer’s termination of employment).

4.    Severance Benefits. Upon the Qualifying Termination of any eligible Officer, the terminated Officer shall be entitled to the following benefits under the Plan: (a) a lump-sum severance cash payment, (b) an extension of the Officer’s existing medical and dental coverage, (c) a prorated annual cash bonus payment, and (d) certain other fringe benefits.

(a)	Lump-sum Cash Severance Payment. The designated Appendix describes the lump sum severance benefit available to the Officer.

(b)	Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for the period of time following the Officer’s termination

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date that is specified in the designated Appendix. Such continuation coverage shall run concurrently with COBRA continuation coverage (or similar state law). The Officer must continue to pay his portion of the cost of this coverage with after-tax dollars. If rates for active employees increase during this continuation period, the contribution amount will increase proportionately. Also, if medical and dental benefits are modified, terminated or changed in any way for active employees during this continuation period the Officer will also be subject to such modification, termination or change. Following the continuation period specified in the designated Appendix the Officer will be eligible to receive COBRA benefits for any remaining portion of the applicable COBRA period (typically 18 months) at normal COBRA rates. The unreimbursed COBRA period (e.g., the period when the Officer must pay full COBRA rates in order to receive COBRA benefits) starts the first day of the month following the end of the continuation period specified in the designated Appendix.
Example: A Non-CPC Officer receives a layoff notice on June 15, 2004, and his last day of work is June 30, 2004. The Officer’s 18-month COBRA period commences July 1, 2004. The Officer will continue to receive medical and dental coverage from July 1, 2004 through June 30, 2005, as long as the Officer continues to pay the appropriate contribution. Full COBRA rates will apply to the Officer from July 1, 2005 until the end of the remaining COBRA period on December 31, 2005.
If the Officer is not covered by medical and dental benefits at the time of his termination, this section 4(b) will not apply and no continuation coverage will be offered. No health or welfare benefits other than medical and dental will be continued pursuant to the Plan, including but not limited to disability benefits.
The medical and dental benefits to be provided or payments to be made under this section 4(b) shall be reduced to the extent that the Officer is eligible for benefits or payments for the same occurrence under another employer sponsored plan to which the Officer is entitled because of his employment subsequent to the Qualifying Termination.
To the extent the benefits under this section 4(b) are, or ever become, taxable to the Officer and to the extent the benefits continue beyond the period in which the Officer would be entitled (or would, but for the Plan, be entitled) to COBRA continuation coverage if the Officer elected such coverage and paid the applicable premiums, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):

(i)	Officer’s eligibility for benefits in one year will not affect Officer’s eligibility for benefits in any other year;

(ii)	Any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and

(iii)	Officer’s right to benefits is not subject to liquidation or exchange for another benefit.
In the event the preceding sentence applies and the Officer is a Key Employee, provision of these benefits after the COBRA period shall commence on the first day of the seventh month following the Officer’s Separation from Service (or, if earlier, the first day of the month after the Officer’s death).

(c)
Company Performance Related Payment. The Officer will be eligible for a severance payment equal to a pro-rata portion of the bonus he or she would have received under the Company annual incentive plan in which he or she was a participant for the year in which the Qualifying Termination occurred, in addition to the lump-sum cash severance payment described in

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section 4(a). For this purpose, the pro-rated bonus (if any) will be based on the applicable annual incentive plan payout formula, with any applicable individual performance factor set at 1.00, prorated from the beginning of the performance period (January 1st) to the Officer’s date of termination. The severance payment contemplated by this Section 4(c) will be paid when the annual bonuses are paid to active employees between February 15 and March 15 of the year following termination. Notwithstanding anything to the contrary in this section 4(c), if the Officer’s bonus opportunity for the fiscal year in which his or her termination occurs is covered by the Company’s Incentive Compensation Plan (or similar successor bonus program designed to comply with the performance-based compensation exception under Section 162(m) of the Code), then the Officer’s severance payment pursuant to this section 4(c) shall not exceed the maximum bonus the Officer would have been entitled to receive under the Company’s Incentive Compensation Plan for that fiscal year, assuming the Officer had been employed through the date bonuses are paid under such plan for that year, and otherwise calculated under the terms of such plan based on actual performance for that fiscal year (but without giving effect to any discretion of the plan administrator to reduce the bonus amount from the maximum otherwise determined in accordance with such plan).

(d)
Other Fringe Benefits. All reimbursements will be within the limits established in the Executive Perquisite Program. These perquisites will cease as of the date of termination except for the following:

(i)
Financial Planning. If an Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees as specified in the designated Appendix. For these purposes, “financial planning reimbursement” includes any income tax preparation fee reimbursement the Officer may be entitled to under the financial planning reimbursement terms and conditions applicable to the Officer at the time of termination. The financial planning (including income tax preparation fee) reimbursements contemplated by the Appendices are subject to any other applicable limitations that may apply under the financial planning reimbursement terms and conditions applicable to the Officer at the time of termination (for example, and without limitation, annual caps on amounts that may be used in connection with income tax preparation). All such reimbursements pursuant to this section 4(d)(i) shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (1) Officer’s eligibility for benefits in one year will not affect Officer’s eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) Officer’s right to benefits is not subject to liquidation or exchange for another benefit. In addition, no reimbursements shall be made to an Officer who is a Key Employee for six months following the Officer’s Separation from Service.

(ii)
Outplacement Service. The Officer will be reimbursed for the cost of reasonable outplacement services provided by the Company’s outplacement service provider for services provided within one year after the Officer’s date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Officer’s base salary as of the date of termination. All services will be subject to the current contract with the provider, and all such expenses shall be reimbursed as soon as practicable, but in no event later than the end of the year following the year the Officer Separates from Service.

(e)	Time and Form of Payment. The severance benefits under section 4(a) will be paid to the eligible Officer in a lump sum as soon as practicable following the Officer’s Separation from

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Service, but in no event beyond thirty (30) days from such date, provided the Officer signs the Release within twenty one (21) days following the Officer’s Separation from Service. Notwithstanding the foregoing, if the Officer is a Key Employee, the lump sum payment shall be made on or within thirty (30) days after the first day of the seventh month following the Officer’s Separation from Service (or, if earlier, the first day of the month after the Officer’s death), provided the Officer signs the Release within twenty-one (21) days following the Officer’s Separation from Service. This amount will be paid after all regular taxes and withholdings have been deducted. No payment made pursuant to the Plan is eligible compensation under any of the Company’s benefit plans, including without limitation, pension, savings, or deferred compensation plans.
5.    Limitation of Plan Benefits. Notwithstanding anything contained in this Plan to the contrary, if upon or following a change in the “ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (each within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of such transaction, to any payments, benefits and/or amounts received by the Officer pursuant to the Plan or otherwise, including, without limitation, any amounts received, or deemed received within the meaning of any provision of the Code, by the Officer as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Officer under any of the Company’s incentive plans, including without limitation, the 2001 Long-Term Incentive Stock Plan and the 1993 Long Term Incentive Stock Plan (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Officer is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The preceding provisions of this section 5 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Officer’s rights and entitlements to any benefits or compensation.
6.    Offset for Other Benefits Received. The benefits under the Plan are in lieu of, and not in addition to, any other severance or separation benefits for which the Officer is eligible under any Company plan, policy or arrangements (including but not limited to, severance benefits provided under any employment agreement, retention incentive agreement, or similar benefits under any individual change in control agreements, plans, policies, arrangements and change in control agreements of acquired companies or business units) (collectively, “severance plans”); provided that if the Officer is otherwise entitled to receive benefits under the Plan and severance benefits under the Northrop Grumman Corporation Change-In-Control Severance Plan (version January 2010 or later) and/or a Northrop Grumman Corporation Special Agreement (version January 2010 or later), benefits shall be paid under such Change-In-Control Severance Plan and/or Special Agreement rather than under the Plan. If an Officer receives any benefit under any severance plan, such benefit shall cause a corresponding reduction in benefits under this Plan. If, despite any release that the Officer signs in connection with the Plan, such Officer is later awarded and receives benefits under any other severance plan(s), any benefits that the Officer receives under the Plan will be treated as having been received under those other severance plans for purposes of calculating total benefits received under those other severance plans (that is, benefits under those other severance plans will be reduced by amounts received under the Plan).

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7.    Administration. The Plan shall be administered by the Chief Human Resources Officer of the Company (the “administrator”). The administrator has sole and absolute discretion to interpret the terms of the Plan, eligibility for benefits, and determine questions of fact. The administrator may delegate any of his duties or authority to any individual or entity. Authority to hear appeals has been delegated to the corporate Severance Plan Review Committee.
8.    Claims and Appeals Procedures.
Claims Procedure. If an Officer believes that he or she is entitled to benefits under the Plan and has not received them, the Officer or his authorized representative (each, a “claimant”) may file a claim for benefits by writing to the Chief Human Resources Officer, in care of the Company. The letter must state the reason why the claimant believes the Officer is entitled to benefits, and the letter must be received no later than 90 days after the Officer’s termination of employment, or 90 days after a payment was due, whichever comes first.
If the claim is denied, in whole or in part, the claimant will receive a written response within 90 days. This response will include (i) the reason(s) for the denial, (ii) reference(s) to the specific Plan provisions on which denial is based, (iii) a description of any additional information necessary to perfect the claim, and (iv) a description of the Plan’s claims and appeals procedures. In some cases more than 90 days may be needed to make a decision, in which case the claimant will be notified prior to the expiration of the 90 days that more time is needed to review the claim and the date by which the Plan expects to render the decision. In no event will the extension be for more than an additional 90 days.
Appeal of Denied Claim. The claimant may appeal a denied claim by filing an appeal with the corporate Severance Plan Review Committee within 60 days after the claim is denied. The appeal should be sent to the Severance Plan Review Committee c/o the Company. As part of the appeal process the claimant will be given the opportunity to submit written comments and information and be provided, upon request and free or charge, with copies of documents and other information relevant to the claim. The review on appeal will take into account all information submitted on appeal, whether or not it was provided for in the initial benefit determination. A decision will be made on the appeal within 60 days, unless additional time is needed. If more time is needed, the claimant will be notified prior to the expiration of the 60 days that up to an additional 60 days is needed and the date by which the Plan expects to render the decision. If the claim is denied, in whole or in part, on appeal the claimant will receive a written response which will include (i) the reason(s) for the denial, (ii) references to the specific Plan provisions on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents and other information relevant to the claim on appeal, and (iv) a description of the Plan’s claims and appeals procedures.
If the claim is denied on appeal, the Officer has the right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. Any claimant must pursue all claims and appeals procedures described in the Plan document before seeking any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the Officer’s termination date, whichever occurs first.
9.    Amendment. The Company (acting through the Committee) reserves the right at any time to terminate or amend this Plan in any respect and without the consent of any Officer.
10.    Unfunded Obligations. All benefits due an Officer or the Officer’s beneficiary under this Plan are unfunded and unsecured and are payable out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a trust associated with the payment of Plan benefits, provided that the trust does not alter the characterization of the Plan as an “unfunded plan” for purposes of the

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Employee Retirement Income Security Act, as amended. Any such trust shall make distributions in accordance with the terms of the Plan.
11.    Transferability of Benefits. The right to receive payment of any benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation or by will or under the laws of descent and distribution.
12.    Taxes. The Company may withhold from any payment due under this Plan any taxes required to be withheld under applicable federal, state or local tax laws or regulations.
13.    Gender. The use of masculine pronouns in this Plan shall be deemed to include both males and females.
14.    Construction, Governing Laws. The Plan is intended as (i) a pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act, as amended (“ERISA”), and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company. Except to the extent that federal legislation or applicable regulation shall govern, the validity and construction of the Plan and each of its provisions shall be subject to and governed by the laws of the Commonwealth of Virginia.
15.    Severability. If any provision of the Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 20th day of July , 2012.

NORTHROP GRUMMAN CORPORATION

By: _/s/ Christopher McGee__________________
Christopher McGee
Vice President, Compensation & Benefits

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Appendix for Corporate Policy Council (CPC) Officers other than the Chief Executive Officer
The following benefits shall apply for purposes of eligible Officers (other than the Company’s Chief Executive Officer) who are members of the CPC:
Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal one and one half (1.5) times the sum of (A) one year’s base salary as in effect on the effective date of the Officer’s termination, plus (B) the Officer’s target annual bonus established under the Company’s annual incentive plan in which he or she was a participant for the fiscal year in which the date of termination occurs. No supplemental bonuses or other bonuses will be combined with the Officer’s annual bonus for purposes of this computation.
Section 4(b). Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for eighteen months following the Officer’s termination date.
Section 4(d)(i). Financial Planning. If the Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees incurred before his termination date. In addition, the Officer will be reimbursed for the following financial planning fees incurred after his termination date: (i) any fees incurred in the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year (including fees incurred before and after the date of termination) shall not exceed $15,000 and (ii) any fees incurred in the year following the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year shall not exceed $15,000.

Appendix for non-CPC Officers
The following benefits shall apply for purposes of eligible Officers who are not members of the CPC:
Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal the sum of (A) one year’s base salary as in effect on the effective date of the Officer’s termination, plus (B) the Officer’s target annual bonus established under the Company’s annual incentive plan in which he or she was a participant for the fiscal year in which the date of termination occurs. No supplemental bonuses or other bonuses will be combined with the Officer’s annual bonus for purposes of this computation.
Section 4(b). Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for one year following the Officer’s termination date.
Section 4(d)(i). Financial Planning. If the Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees incurred before his termination date. In addition, the Officer will be reimbursed for the following financial planning fees incurred after his termination date: (i) any fees incurred in the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year (including fees incurred before and after the date of termination) shall not exceed $5,000 and (ii) any fees incurred in the year following the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year shall not exceed $5,000.

Exhibit A
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

1.0	PARTIES: The parties to this Confidential Separation Agreement and General Release (“Agreement”) are John Doe (“Mr. Doe”) and NORTHROP GRUMMAN CORPORATION (“Northrop Grumman” or “the Company”).

2.0	RECITALS: This Agreement is made regarding the following facts:

2.1	Mr. Doe is currently an appointed officer of Northrop Grumman.

2.2
In connection with his separation from employment with the Company, Mr. Doe has been offered severance benefits under the Company’s Severance Plan for Elected and Appointed Officers (the “Severance Plan”).

2.3	The Severance Plan requires that, to receive such benefits, an officer must sign a Confidential Separation Agreement and General Release. This Agreement satisfies this requirement.

2.4	Mr. Doe has decided to accept the Company’s offer of severance benefits and to enter into this Agreement.

3.0
CONSIDERATION: In exchange for Mr. Doe’s promise to abide by all of the terms of this Agreement, the Company agrees to provide Mr. Doe the severance benefits specified in section 4 of the Severance Plan in accordance with the terms of the Severance Plan, which severance benefits include:

3.1
Lump-sum Cash Severance. A payment equal to the sum of $_________, less applicable withholding. This amount represents the total of [one] times the sum of (i) Mr. Doe’s annual base salary of $________; and (ii) Mr. Doe’s target annual bonus of $________ under the Company’s annual incentive plan in which Mr. Doe was a participant. This amount will be paid to Mr. Doe in a lump sum in accordance with the terms of the Severance Plan.

3.2
Pro Rata Bonus. A severance payment equal to a pro rata portion of the bonus Mr. Doe would have received for the ____ performance year pursuant to the terms of the Company’s annual incentive plan in which Mr. Doe was a participant, in addition to the lump-sum cash severance payment described in Section 3.1. The bonus will be pro rated from the beginning of the performance period (January 1) to Mr. Doe’s Separation Date. For purposes of this severance payment, the pro rata bonus will be based on the applicable annual incentive plan payout formula, with any Individual Performance Factor (IPF) for Mr. Doe set at 1.00. If Mr. Doe is covered by the Incentive Compensation Plan (ICP), this severance payment will not exceed the maximum bonus Mr. Doe would have earned under the ICP had he remained employed. This severance payment will be paid when annual bonuses are paid to active employees between February 15 and March 15, _____.
[Alternative Section 3.2 if termination occurs at year end: Mr. Doe will be paid a bonus for calendar year _____ pursuant to the terms of the Annual Incentive Plan (and not the Severance Plan), which will be based on the applicable incentive plan payout formula, with the Individual Performance Factor for Mr. Doe set at no less than 1.0. This bonus will be paid to Mr. Doe when annual bonuses are paid to employees between February 15 and March 15, _____.]

3.3
Medical and Dental Coverage Continuation. Mr. Doe may elect to continue his medical and dental coverage in effect as of the Separation Date (as defined in Section 4.0 below) for [twelve] months, provided he pays his portion of the cost of such coverage with after-tax dollars. The Company will continue to pay its portion of the cost of Mr. Doe’s medical and dental benefits for the [twelve] month continuation period. If rates for active employees increase during this continuation period, Mr. Doe’s contribution will increase proportionately. Also, if medical and dental benefits are modified or terminated for active employees during this continuation period, Mr. Doe’s benefits shall be subject to this modification or termination. Mr. Doe’s medical and dental benefits shall be reduced to the extent Mr. Doe is eligible for benefits or payments for the same occurrence under another employer-sponsored plan to which Mr. Doe is entitled because of his employment after the Separation Date. This continuation coverage shall run concurrently with coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) (or similar state law coverage) and shall be in lieu of such coverage. Following the continuation period, Mr. Doe shall be eligible to receive COBRA benefits for any remaining portion of the applicable COBRA period at normal COBRA rates.

3.4
Other Fringe Benefits. Pursuant to the terms of the Executive Perquisite Program for appointed officers (the “Program”), Mr. Doe will be reimbursed for any eligible financial planning fees incurred during [year of Separation Date] (regardless of whether such fees are incurred before or after the Separation Date) and the immediately following year, subject to a maximum reimbursement for each year equal to [$5,000]. Mr. Doe will be reimbursed for the cost of reasonable outplacement services from the Company’s outplacement service provider during the one year period following his Separation Date; provided, however that the total outplacement services reimbursement shall be no greater than $_______. All outplacement services will be subject to the Company’s current contract with the provider. The reimbursements provided for in this Section 3.4 are subject to the terms and conditions of, and will be reimbursed to Mr. Doe within the applicable time periods specified in, the Severance Plan. Except as provided in this Section 3.4, all perquisites shall cease as of the Separation Date.

3.5
Not Pension Eligible Compensation. [If alternative Section 3.2 is used: Except for the bonus provided in Section 3.2,] None of the consideration or payments made pursuant to the Severance Plan and specified in this Agreement shall be eligible as compensation under any Company retirement, pension or benefit plan.

4.0	SEPARATION FROM EMPLOYMENT: Mr. Doe’s employment will be terminated by the Company effective __________. This shall be his Separation Date.

5.0
COMPLETE RELEASE: In exchange for the consideration described in Section 3, Mr. Doe RELEASES the Company from liability for any claims, demands or causes of action (except as described in Section 5.5). This Release applies not only to the “Company” itself, but also to all Northrop Grumman subsidiaries, affiliates, related companies, predecessors, successors, its or their employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past or present officers, directors, agents and employees (“Released Parties”). For purposes of this Release, the term “Mr. Doe” includes not only Mr. Doe himself, but also his heirs, spouses or former spouses, domestic partners or former domestic partners, executors and agents. Except as described in Section 5.5, this Release extinguishes all of Mr. Doe’s claims, demands or causes of action, known or unknown, against the Company and the Released Parties, based on anything occurring on or before the date Mr. Doe signs this Agreement.

5.1
This Release includes, but is not limited to, claims relating to Mr. Doe’s employment or termination of employment by the Company and any Released Party, any rights of continued employment, reinstatement or reemployment by the Company and any Released Party, claims relating to or arising under Company or Released Party dispute resolution procedures, claims for any costs or attorneys’ fees incurred by Mr. Doe, and claims for severance benefits other than those listed herein. Mr. Doe acknowledges and agrees that payment to him of the benefits set forth in this Agreement will fully satisfy any rights he may have for benefits under any severance plan of any of the Released Parties.

5.2	This Release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Family and Medical Leave Act,

the Employee Retirement Income Security Act, the False Claims Act, Executive Order No. 11246, the Civil Rights Act of 1991, and 42 U.S.C. § 1981. It also includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability, and retaliation; any laws prohibiting discrimination in employment based on veteran status; any applicable state human rights statutes including the [insert applicable state law, such as: California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sex, age, or sexual orientation]; and any other federal, state or local laws, ordinances, regulations and common law, to the fullest extent permitted by law.

5.3
This Release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to the personnel policies or employee handbooks of the Company and any Released Party, or any oral or written representations or statements made by the Company and any Released Party, past and present, or any claim for wrongful discharge, breach of contract (including any employment agreement), breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

5.4	[California version:]
Mr. Doe waives and gives up all rights he may have under Section 1542 of the California Civil code, which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Notwithstanding the provisions of Section 1542, Mr. Doe agrees that his Release includes claims which he did not know of or suspect to exist at the time he signed this Agreement, and that this Release extinguishes all known and unknown claims.
[Alternative outside CA:]
[This Release includes both known and unknown claims. Mr. Doe agrees that this Release includes claims he did not know or suspect to exist at the time he signed this Agreement, and that this Release extinguishes all known and unknown claims.]

5.5
However, this Release does not include any rights Mr. Doe may have: (1) to enforce this Agreement and his rights to receive the benefits described in Section 3 of this Agreement; (2) to any indemnification rights Mr. Doe may have for expenses or losses incurred in the course and scope of his employment; (3) to test the knowing and voluntary nature of this Agreement under The Older Workers Benefit Protection Act; (4) to workers’ compensation benefits; (5) to earned, banked or accrued but unused vacation pay; (6) to rights under minimum wage and overtime laws; (7) to vested benefits under any pension or savings plan; (8) to continued benefits in accordance with COBRA; (9) to government-provided unemployment insurance; (10) to file a claim or charge with any government administrative agency (although Mr. Doe is releasing any rights he may have to recover damages or other relief in connection with the filing of such a claim or charge); (11) to claims that cannot lawfully be released; (12) to any rights Mr. Doe may have for retiree medical coverage; (13) to any rights Mr. Doe may have with respect to his existing equity grants under the Company’s Long Term Incentive Stock Plan; or (14) to claims arising after the date Mr. Doe signs this Agreement.

6.0
ARBITRATION: If either the Company or Mr. Doe decides to sue the other over the enforceability of this Agreement, or for violating this Agreement, all such claims will be determined through final and binding arbitration, rather than through litigation in court, in accordance with Northrop Grumman Corporate Procedure H103A. If the Company or Mr. Doe wants immediate relief, before the arbitration is finished, then either party may go to a court with jurisdiction over the dispute, and ask the court for provisional injunctive or other equitable relief until the arbitrator has issued an award or the dispute is otherwise resolved. Any court with jurisdiction over the dispute may enter judgment on the arbitrator’s award. Notwithstanding the provisions of H103A, the Company and Mr. Doe agree that the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorneys’ fees and costs incurred in enforcing this Agreement, except in any challenge by Mr. Doe to the validity of this Agreement under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act.

7.0	CONFIDENTIALITY:

7.1
Mr. Doe agrees that he will keep the terms and fact of the Agreement completely confidential, and that he will not disclose any specific information regarding the terms and conditions of the Agreement to anyone other than his spouse, domestic partner, attorney, or accountant, except as necessary to enforce the Agreement, to comply with the law or lawful discovery, in response to a court order, or for tax or accounting purposes.

7.2
Should Mr. Doe choose to disclose the terms or fact of this Agreement to his spouse, domestic partner, attorney, or accountant, Mr. Doe agrees that he will advise them that they will also be under an obligation to keep the terms and fact of this Agreement completely confidential.

7.3
Despite this confidentiality obligation, Mr. Doe, his legal counsel, his spouse or domestic partner, and his accountant are permitted to: (1) disclose the terms or the fact of this Agreement when required to do so by law, by any court or administrative agency (including state or federal taxing authorities), and by any tribunal of appropriate jurisdiction; and (2) provide truthful testimony about Mr. Doe’s employment with the Company or the Company’s business activities to any government or regulatory agency, or in any court proceeding.

8.0
RETURN OF COMPANY PROPERTY: Mr. Doe agrees to return any and all property and equipment of the Company and any Released Party that he may have in his possession no later than the Separation Date, except to the extent this Agreement explicitly provides to the contrary.

9.0
FULL DISCLOSURE: Mr. Doe acknowledges that he is not aware of, or has fully disclosed to the Company any matters for which he was responsible or came to his attention as an employee, which might give rise to any claim or cause of action against the Company and any Released Party. Mr. Doe has reported to the Company all work-related injuries, if any, that he has suffered or sustained during his employment with the Company and any Released Party. Mr. Doe has properly reported all hours he worked.

10.0
NO UNRESOLVED CLAIMS: This Agreement has been entered into with the understanding that there are no unresolved claims of any nature which Mr. Doe has against the Company. Mr. Doe acknowledges and agrees that except as specified in Section 3, all compensation, benefits, and other obligations due Mr. Doe by the Company, whether by contract or by law, have been paid or otherwise satisfied in full.

11.0
WITHHOLDING OF TAXES: The Company shall be entitled to withhold from any amounts payable or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes, and any other state, city or local taxes).

12.0
ADVICE OF COUNSEL; PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT: The Company encourages Mr. Doe to seek and receive advice about this Agreement from an attorney of his choosing. Mr. Doe has twenty-one (21) calendar days [Alternative: forty-five (45) calendar days. Note: If this alternative is used, add attachments re program eligibility factors, selection information, and job titles and ages of employees selected/not selected] from his initial receipt of this Agreement to review and consider it. Mr. Doe understands that he may use as much of this review period as he wishes before signing this Agreement. If Mr. Doe has executed this Agreement before the end of such review period, he represents and agrees that he does so voluntarily and of his own free will.

13.0
RIGHT TO REVOKE AGREEMENT: Mr. Doe may revoke this Agreement within seven (7) calendar days of his signature date. To do so, Mr. Doe must deliver a written revocation notice to [fill in name, title and address.] Mr. Doe must deliver the notice to [name] no later than 4:30 p.m. [PT] on the seventh calendar day after Mr. Doe’s signature date. If Mr. Doe revokes this Agreement, it shall not be effective or enforceable, and Mr. Doe will not receive the benefits described in Section 3 of this Agreement.

14.0	DENIAL OF WRONGDOING: Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both the Company and Mr. Doe deny any such wrongdoing or liability.

15.0
COOPERATION: Mr. Doe agrees that, for at least two (2) years following the Separation Date, he will reasonably cooperate with Company and any Released Party regarding requests for assistance by serving as a witness or providing information about matters connected with Mr. Doe’s prior employment with the Company or any Released Party. The Company or the Released Party requesting assistance shall reimburse Mr. Doe for any travel costs he incurs in connection with his cooperation, in accordance with its travel cost reimbursement policy for active employees.

16.0	NON-SOLICITATION AND NON-DISPARAGEMENT:

16.1
By Mr. Doe: For a period of one year following the Separation Date, Mr. Doe shall not, directly or indirectly, through aid, assistance, or counsel, on his own behalf or on behalf of another person or entity (i) solicit or offer to hire [Alternative outside CA: , or hire,] any person who was within a period of six months prior to the Separation Date employed by the Company, or (ii) by any means issue or communicate any public statement that may be critical or disparaging of the Company, its products, services, officers, directors, or employees; provided that the foregoing shall not apply to any truthful statements made in compliance with legal process or governmental inquiry.

16.2
By the Company: For a period of one year following the Separation Date, the Company shall not by any means issue or communicate any public statement that may be critical or disparaging of Mr. Doe, provided that the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry, or as required by legal filing or disclosure requirements.

17.0
SEVERABILITY: The provisions of this Agreement are severable. If any part of this Agreement, other than Section 5, is found to be illegal or invalid and thereby unenforceable, then the unenforceable part shall be removed, and the rest of the Agreement shall remain valid and enforceable.

18.0
SOLE AND ENTIRE AGREEMENT: This Agreement, together with relevant provision of the Severance Plan, expresses the entire understanding between the Company and Mr. Doe on the matters it covers. It supersedes all prior discussions, agreements, understandings and negotiations between the parties on these matters, except that any writing between the Company and Mr. Doe relating to protection of Company trade secrets or intellectual property shall remain in effect.

19.0	MODIFICATION: Once this Agreement takes effect, it may not be cancelled or changed, unless done so in a document signed by both Mr. Doe and an authorized Company representative.

20.0	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of [Virginia], without regard to rules regarding conflicts of law.
21.0 ADVICE OF COUNSEL; VOLUNTARY AGREEMENT:
MR. DOE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE UNDERSTANDS IT, AND THAT HE IS VOLUNTARILY ENTERING INTO IT. MR. DOE UNDERSTANDS AND ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS HIS RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:             By:

Date:             By:
Northrop Grumman Corporation

Title:

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